Exhibit 10-T-1



                AMENDMENTS TO FORD MOTOR COMPANY
                   DEFERRED COMPENSATION PLAN
                   --------------------------

The sixth and seventh sentences of paragraph (e) of Section 5 are hereby amended, effective as of July 13, 1995, to read as follows:

     "Notwithstanding the foregoing, any Section 16 Person who elects to defer any or part of his or her compensation under the Plan based on Ford Stock Units may elect distribution of that part of his or her Deferred Compensation which is based on Ford Stock Units ("Ford Stock-Based Deferred Compensation") only upon retirement. Any distribution schedule of a participant who becomes a Section 16 Person subsequent to having elected to defer any compensation under the Plan based on Ford Stock Units shall automatically be amended, as of the effective date of becoming a Section 16 Person, to provide for distribution of his or her Ford Stock-Based Deferred Compensation upon retirement."

Paragraph (a) of Section 10 is hereby amended, effective as of July 13, 1995, to read as follows:

     "(a) General.  Except as otherwise provided in paragraph
     (b) of this Section 10 or in Section 12, or as otherwise determined by the Committee, distribution of all or any part of a participant's Deferred Compensation Account shall be made on, or as soon thereafter as practicable, (i) March 15 of the year selected by the participant for distribution with respect to the particular deferral if the participant is an active employee of the Company on the distribution date, (ii) the March 15 following death or termination for reasons other than retirement, notwithstanding any prior selection by the participant of a subsequent year for distribution with respect to the particular deferral, (iii) the March 15 following retirement if the participant selected distribution upon retirement with respect to the particular deferral and a lump sum distribution was selected, or if the participant selected a particular year for distribution with respect to the particular deferral but retired prior to the year selected, or (iv) the March 15 following retirement with respect to the first annual installment and continuing on the applicable number of consecutive anniversaries of such date if ten annual installments were selected by the participant with respect to the particular deferral. Unless otherwise determined by the Committee, a Deferred Compensation Account or part thereof relating to a particular distribution shall be valued, for purposes of distribution, as of the following applicable date or as soon thereafter as practicable: March 15 of the year of distribution or the next preceding day for which valuation information is available."
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Paragraph  (f)  of Section 1 is hereby amended, effective  as  of
October 1, 1995, to read as follows:

     "(f)   The term "Deferred Compensation Committee" shall mean
     the committee comprised of the Vice President - Human Resources, the Group Vice President and Chief Financial Officer and the Vice President - General Counsel or such other persons as may be designated members of such Committee by the Compensation and Option Committee."